Exhibit 10.1

Taylor Devices, Inc.

March 18, 2019

Timothy J. Sopko

Dear Timothy,

On behalf of Taylor Devices Inc., I am pleased to offer the position of Chief Executive Officer to you. This offer is contingent upon the successful completion of all background checks, pre-employment physical/drug test and required employment documentation.

Your starting base salary will be $250,000 annually and is subject to applicable taxes. Taylor Devices Inc. maintains a weekly payroll cycle every Thursday. You will receive a $12,000 yearly car allowance, paid in monthly installments. You will be included in the Management Incentive Compensation Plan beginning with the start of fiscal year, June 1, 2019. You will receive annual Incentive Stock Options for 5,000 shares of Taylor Devices, Inc. stock.

The company offers a comprehensive benefit package for employees, which includes: Medical, Dental, Vision, $25,000 Life Insurance, 401K, Paid Holidays, Vacation (3 weeks), and Tuition Reimbursement.

You will become eligible for medical/health benefits effective the 1st of the month following your start date. You will become eligible to participate in the company’s 401k plan at the next quarterly enrollment which is October 1, 2019.

We are delighted to extend this offer to you to join the Taylor Devices Inc. team. We are confident you will make a significant contribution to the success of our organization and look forward to working with you.

Sincerely,

/s/ Susan Ewing

Susan Ewing

Human Resources Manager

With the signature below, I accept this offer for employment.

/s/ Timothy J. Sopko March 18, 2019

Timothy J. Sopko Date